EXHIBIT 99.2

Lumera Reports Second Quarter 2006 Results and Updates Product Development Progress

BOTHELL, Wash.--(BUSINESS WIRE)--Aug. 1, 2006--Lumera Corporation (NASDAQ:LMRA - News), a leader in the emerging field of nanotechnology, today reported financial results for the second quarter of 2006 and released information regarding its current product development progress.

Revenues totaled $665,000 for the three months ended June 30, 2006, compared with $348,000 for the same period in 2005, a 91 percent increase of $317,000 from the prior year. Lumera's net loss totaled $3,174,000 or $0.19 per share for the second quarter of 2006 compared with $2,926,000 or $0.18 per share for the same period in 2005.

Revenues totaled $1,168,000 for the six months ended June 30, 2006, compared with $588,000 for the same period in 2005, a 99 percent increase of $580,000 from the prior year. Lumera's net loss totaled $6,294,000 or $0.38 per share for the first six months of 2006 compared with $5,804,000 or $0.35 per share for the same period in 2005.

"In our bioscience business unit, we successfully installed three ProteomicProcessor Biosensors this quarter as anticipated, which we believe puts us in a good position for achieving bioscience product revenue growth late this year," said Lumera Chief Executive Officer Tom Mino. "We also received additional contract revenue in our electro-optics business which is a big step toward making this business self sustaining."

Summary Discussion of Product Development

Lumera develops proprietary polymer materials which are used in bioscience products and in electro-optic devices further detailed in the market summaries below.

Bioscience

Lumera is developing label free high throughput methods targeted at the biological and medical research markets. During the quarter, the company fulfilled orders for three ProteomicProcessor biosensors, installing these units at Harvard Medical School, Baylor Research Institute and the Institute for Systems Biology. Additionally, the company is in negotiations with other leading academic centers to sell additional biosensor instruments. Lumera has received favorable initial responses to this product as evidenced by the invitation to demonstrate the unit at the 2006 Cold Spring Harbor Proteomic course. The company was only one of eight companies invited to showcase instruments and the only company demonstrating Surface Plasmon Resonance.

Pre-sales activities have begun on the biosensor with a commercial model expected to be available in the fourth quarter and to be officially launched at a national conference in January of 2007.

Electro-Optics

Based on proprietary polymer materials, Lumera is developing a new generation of electro-optic modulators and other devices for optical networks and systems.

During the quarter, Lumera announced that Defense Advanced Research Projects Agency (DARPA) had awarded the company a $3.45 million contract which, based on the achievements of certain milestones, will be followed by a $2.43 million contract for a total of $5.9 million. The scope of the two-year multi-phase project is to build state-of-the-art electro-optic polymer modulators. These modulators are critical to defense applications, including terrestrial and satellite RF photonic links and phased array radar. The project directly parallels the company's roadmap for commercial products and management anticipates that this could lead to significant commercial revenue from materials, modulators, and systems.

Summary Financial Discussion

Revenues totaled $665,000 for the three months ended June 30, 2006, compared with $348,000 for the same period in 2005. Government contract revenue totaled $538,000 for the three months ended June 30, 2006, compared with $347,000 for the same period in 2005. The increase in current quarter contract revenues was due primarily to work on the millimeter wave detection contract we were awarded in November 2005 and increased activity on our polymer modulator development contract. Backlog on government contracts at June 30, 2006, including the $3.5 million initial phase of the DARPA contract awarded in June 2006, totaled $3,756,000. Product revenues totaled $127,000 for the three months ended June 30, 2006, consisting primarily of the sale of ProteomicProcessors and related consumables which were released in beta version during the second quarter of 2006, and sales of electro-optics products of approximately $20,000 during the current quarter.

Revenues totaled $1,168,000 for the six months ended June 30, 2006, compared with $588,000 for the same period in 2005. Government contract revenue totaled $1,021,000 for the six months ended June 30, 2006, compared with $588,000 for the same period in 2005. The increase in first half contract revenues was due primarily to work on the millimeter wave detection contract and increased activity on our polymer modulator development contract. Product revenues totaled $147,000 for the six months ended June 30, 2006, consisting primarily of the sale of ProteomicProcessors and related consumables which were released in beta version during the second quarter of 2006, and sales of electro-optics products of approximately $40,000 during the period.

Operating expenses totaled $3,661,000 for the three months ended June 30, 2006, compared with $3,212,000 for the same period in 2005. Research and development expense, which totaled $1,672,000 for the three months ended June 30, 2006, declined by $165,000 from the same period in 2005 as we directed resources toward product commercialization and contract revenue activities. Marketing, general and administrative expense, which totaled $1,989,000 for the three months ended June 30, 2006, increased by $614,000 from the same period in 2005 due primarily to non-cash expenses associated with share-based payments and additional sales and marketing and administrative personnel costs.

Operating expenses totaled $7,234,000 for the six months ended June 30, 2006, compared with $6,331,000 for the same period in 2005. Research and development expense, which totaled $3,250,000 for the six months ended June 30, 2006, declined by $232,000 from the same period in 2005 as we directed resources toward product commercialization and contract revenue activities. Marketing, general and administrative expense, which totaled $3,984,000 for the six months ended June 30, 2006, increased by $1,135,000 from the same period in 2005 due primarily to non-cash expenses associated with share-based payments, additional sales and marketing and administrative personnel costs and increased patent legal costs.

Lumera adopted Financial Accounting Standards Board ("FASB") Statement No. 123®, Share-Based Payment, ("FAS 123R") effective January 1, 2006. During the three and six months ended June 30, 2006, we recorded non-cash share based compensation expense of $85,000 and $162,000 to R&D expense and $444,000 and $763,000 to G&A expense, respectively.

Our net loss totaled $3,174,000 or $0.19 per share for the three months ending June 30, 2006, compared to a net loss of $2,926,000 or $0.18 per share for the same period in 2005.

Lumera net loss totaled $6,294,000 or $0.38 per share for the six months ending June 30, 2006, compared to a net loss of $5,804,000 or $0.35 per share for the same period in 2005.

Lumera ended the quarter with $15.7 million in cash and investment securities. Lumera used $2.3 million in cash to fund operations and working capital requirements during the second quarter of 2006, bringing the six month total to $6.1 million. Lumera set aside $700,000 to collateralize our new facilities lease during the first quarter. Capital expenditures totaled $424,000 for the second quarter and $741,000 for the first six months of 2006. Lumera used approximately $1.3 million less during the second quarter than anticipated due to delayed spending on tenant improvements and capital asset acquisitions which will now occur during the third quarter of 2006.

Conference Call

Lumera will host a conference call to discuss its second quarter of 2006 financial results at 4:30 p.m. EDT today. The call will be broadcast over the Internet and can be accessed from the company's web site at www.lumera.com. Additionally, U.S. participants may join the conference call by dialing 866-770-7129 ten minutes prior to the start of the conference. International participants can dial 617-213-8067. The conference passcode number is 23017675. A telephone replay of the call will be available through August 8, 2006, and can be accessed by dialing 888-286-8010 (for U.S. participants) or 617-801-6888 (for international participants. The replay passcode is 98594987. A replay of the conference call will also be available on the company's web site.

About Lumera

Lumera is an emerging leader in the field of nanotechnology. The company designs proprietary molecular structures and polymer compounds for the bioscience and communications/computing industries, both of which represent large market opportunities. The company also has developed proprietary processes for fabricating such devices. For more information, please visit www.lumera.com.

Certain statements contained in this release are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: market acceptance of our technologies and products; our ability to obtain financing; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other risk factors identified from time to time in the company's SEC reports, including its Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q.

Lumera Corporation
Condensed Balance Sheets
(In thousands)
(Unaudited)

	June 30,	Dec. 31,
Assets	2006	2005

Current assets
Cash and cash equivalents	$4,805	$4,885
Investment securities, available-for-sale	10,886	16,871
Accounts receivable	184	-
Costs and estimated earnings in excess of
billings on uncompleted contracts	185	77
Inventories	196	-
Other current assets	238	551
Total current assets	16,494	22,384
Property and equipment, net	1,490	1,276
Restricted Investments	700	-
Other Assets	46	46
Total assets	$18,730	$23,706

Liabilities and Shareholders' equity

Current liabilities
Accounts payable	$636	$493
Accrued liabilities	1,123	1,059
Total current liabilities	1,759	1,552

Other long term liabilities	103	-

Total current liabilities	1,862	1,552

Commitments and contingencies

Shareholders' equity
Common stock at par value	17	17
Additional paid-in capital	71,859	71,070
Deferred stock-based compensation	-	(215)
Accumulated other comprehensive loss	(14)	(18)
Accumulated deficit	(54,994)	(48,700)
Total shareholders' equity	16,868	22,154
Total liabilities and shareholders' equity	$18,730	$23,706

Lumera Corporation
Statements of Operations
(In thousands, except earnings per share and share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenue	$665	$348	$1,168	$588
Cost of revenue	379	217	637	385
Gross profit	286	131	531	203
Research and development expense	1,672	1,837	3,250	3,482
Marketing, general and administrative expense	1,989	1,375	3,984	2,849

Total operating expenses	3,661	3,212	7,234	6,331

Loss from operations	(3,375)	(3,081)	(6,703)	(6,128)
Interest income	201	155	409	324
Net loss from	$(3,174)	$(2,926)	$(6,294)	$(5,804)

Net loss per share-basic and diluted	$(0.19)	$(0.18)	$(0.38)	$(0.35)

Weighted-average shares outstanding - basic and diluted	16,772,141	16,582,253	16,764,615	16,573,922

Contact:

Lumera Corporation
Helene F. Jaillet, 425-398-6546 (Investor Relations)
or
The Summit Group Communications
Todd Wolfenbarger, 801-595-1155 (Media)
801-244-9600 cell

Source: Lumera Corporation